SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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Antigenics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANTIGENICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      Our 2003 Annual Meeting of Stockholders will be held at 3 West Club, 3 West 51st Street, New York, New York at 5:00 p.m., June 10, 2003 for the following purposes:

      1.     To elect Gamil G. de Chadarevian, Margaret M. Eisen and Wadih Jordan as directors to hold office for a term of three years and until their respective successors are elected and qualified.

      2.     To approve an amendment to our 1999 Equity Incentive Plan that would increase the number of shares of our common stock available under the plan from 4,800,000 to 6,000,000.

      3.     To approve our Directors’ Deferred Compensation Plan.

      4.     To transact any other business that may properly come before the meeting or any adjournment of the meeting.

      Only stockholders of record at the close of business on April 4, 2003 will be entitled to vote at the meeting or any adjournment. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at our offices at 630 Fifth Avenue, Suite 2100, New York, New York 10111.

      It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used. In addition, if applicable, instructions for voting on the Internet or by telephone are included.

By order of the board of directors,

Paul M. Kinsella, Secretary

Dated: April 28, 2003

ELECTION OF DIRECTORS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT AND FINANCE COMMITTEE
PROPOSAL TO AMEND 1999 EQUITY INCENTIVE PLAN
PROPOSAL TO APPROVE DIRECTORS’ DEFERRED COMPENSATION PLAN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INFORMATION CONCERNING AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A
APPENDIX B ANTIGENICS INC. 1999 EQUITY INCENTIVE PLAN
APPENDIX C ANTIGENICS INC. DIRECTORS’ DEFERRED COMPENSATION PLAN
APPENDIX D FORM OF PROXY CARD

ANTIGENICS INC.

630 Fifth Avenue, Suite 2100

New York, New York 10111
Telephone: (212) 994-8200

Proxy Statement

      Our board of directors is soliciting your proxy with the enclosed proxy card for use at our 2003 Annual Meeting of Stockholders to be held at 5:00 p.m. on Tuesday, June 10, 2003 and at any adjournments of the meeting. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 28, 2003.

      The principal business expected to be transacted at the meeting, as more fully described in this proxy statement, will be the election of three directors, an amendment to our 1999 Equity Incentive Plan and the approval of our Directors’ Deferred Compensation Plan.

      The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.

      We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by our officers and employees in person or by telephone.

      Only stockholders of record at the close of business on April 4, 2003 will be entitled to vote at the meeting. On that date, we had outstanding 39,370,633 shares of common stock, $0.01 par value, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority in interest of the voting capital stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals.

ELECTION OF DIRECTORS

       We currently have ten directors. Immediately following the 2003 Annual Meeting of Stockholders, the number of directors will be fixed at nine. Our directors are divided into three classes with each class being as equal in size as possible. Each class of directors is elected for a three-year term.

      Three directors have been nominated for re-election to a term of office expiring in 2006: Gamil G. de Chadarevian, Margaret M. Eisen and Wadih Jordan. Unless the enclosed proxy withholds authority to vote for these directors or is a broker non-vote, the shares represented by such proxy will be voted for the election of Gamil G. de Chadarevian, Margaret M. Eisen and Wadih Jordan as the board’s nominees. If any of these nominees is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the board of directors. Martin Taylor, whose current term as a director expires at the 2003 Annual Meeting of Stockholders, has determined not to stand for re-election. Sanford M. Litvack, whose term would have expired at the 2003 Annual Meeting, resigned from the Board of Directors on March 11, 2003.

Vote Required

      Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

      The following table contains certain information about the nominees for director and each other person whose term of office as a director will continue after the meeting.

		Present Term
Name and Age	Business Experience and Other Directorships	Expires

Garo H. Armen, Ph.D. Age: 50	Garo Armen, Ph.D. co-founded Antigenics in 1994 and has been the Chairman of the Board and Chief Executive Officer since inception, and was President until January 2002. Dr. Armen was previously a Senior Vice President of Research for Dean Witter Reynolds, focusing on the chemical and pharmaceutical industries. Dr. Armen has also served as an Associate Professor at the Merchant Marine Academy and as a research associate at the Brookhaven National Laboratory. He currently serves as non-executive Chairman of Elan Corporation, plc and as a director of Color Kinetics Inc. Dr. Armen received his Ph.D. in physical chemistry from the City University of New York in 1979. Since 1990, Dr. Armen has been the managing general partner of Armen Partners, L.P., an investment partnership specializing in public and private healthcare and biotechnology investments.	2005

		Present Term
Name and Age	Business Experience and Other Directorships	Expires

Noubar Afeyan, Ph.D. Age: 40	Noubar Afeyan, Ph.D. has been a director since 1998. Dr. Afeyan is Senior Managing Director and Chief Executive Officer of Flagship Ventures, an entrepreneurship and venture capital firm he co-founded in 1999 that comprises a family of related funds including NewcoGen Group, AGTC Funds, and OneLiberty Funds. He is also a Senior Lecturer at the Massachusetts Institute of Technology’s Sloan School of Management. Until August 1999, Dr. Afeyan was Senior Vice President and Chief Business Officer of Applera Corp., a life sciences company, (formerly PE Corp.). Until 1997, Dr. Afeyan was the Chairman and Chief Executive Officer of PerSeptive Biosystems, a leading firm in the bio-instrumentation field that he founded in 1987 and led until its merger with PE Corp. Dr. Afeyan has been a founding team member, investor and active board member/ advisor for several other high-tech startups and currently serves on the board of several private companies including Color Kinetics Inc. In addition, he is a member of the Board of Governors of Boston University Medical School, the Board of Advisors for the Whitehead Institute at MIT, and the Advisory Council of the McGowan Institute for Regenerative Medicine. He has authored numerous scientific publications and patents. Dr. Afeyan earned his undergraduate degree in Chemical Engineering from McGill University in Montreal and his Ph.D. in Biochemical Engineering from MIT.	2004

Frank V. AtLee III Age: 62	Frank V. AtLee III has been a director since July 8, 2002. Since December 2002, Mr. AtLee has been Interim Chief Executive Officer and President, as well as the Chairman of the Board of Directors of the new Monsanto Company, a multinational provider of integrated technology-based agricultural products, a position he has held since October 2000, when Pharmacia Corporation made an initial public offering of Monsanto stock. Mr. AtLee is also on the board of Nereus Pharmaceuticals Inc. and serves as Chairman of the Advisory Board for Arizona BioDesign Institute (AzBio), a research initiative at Arizona State University. Prior to becoming Monsanto’s Chairman, he spent 28 years with American Cyanamid before retiring as President and Chairman of Cyanamid International. In his years with American Cyanamid, Mr. AtLee had a broad range of responsibilities including leadership of the worldwide medical business, marketing and sales management in industrial chemicals, Vice President for the company’s agricultural division, worldwide leadership of the organic chemicals group, Vice President of Lederle Laboratories, and President of Cyanamid’s Europe/ Mideast/ Africa division. Mr. AtLee is a native of Richmond, Virginia who graduated from Lynchburg (VA) College with a bachelor’s degree in biology and chemistry. He served three years as an officer in the U.S. Marine Corps.	2004

		Present Term
Name and Age	Business Experience and Other Directorships	Expires

Gamil G. de Chadarevian* Age: 51	Gamil de Chadarevian has served as Vice Chairman of the Board since 1995 and served as Executive Vice President International from 1998 to 2001. Until April 1998, he was Managing Director of Special Projects at Alza International, a pharmaceutical company. From 1992 to 1993, Mr. de Chadarevian was the Vice President of Corporate Development for Corange London Limited, a pharmaceutical equipment manufacturing company. Prior to 1992, Mr. de Chadarevian held positions at Pasfin Servizi Finanziara SpA, GEA Consulenza and Credit Suisse. He is also co-founder and serves as an advisor to several private health care companies in the United States and Europe. Mr. de Chadarevian is the co-founder of Ikonisys, Inc. and CambriaTech Holding S.A., which are privately-held companies. He is the Vice Chairman of CambriaTech Holding S.A. and also serves on the Advisory Board of Syntek Capital AG and as a consultant to IVAX Corporation. Mr. de Chadarevian received a Lic. Oec. Publ. Degree from the University of Zurich in Switzerland.	2003

Tom Dechaene Age: 43	Tom Dechaene has been a director since 1999. From 2000 to 2002, Mr. Dechaene was the Chief Financial Officer of SurfCast, Inc., a software development company. He was with Deutsche Bank from 1991 through 1999, most recently as a director in the Principal Investments Group within the Equity Capital Markets division. Mr. Dechaene currently serves as a director of Color Kinetics Inc. Mr. Dechaene holds a law degree from Ghent University, Belgium, a degree in Applied Economics from the University of Antwerp and an M.B.A. from INSEAD, France.	2005

Margaret M. Eisen* Age: 49	Margaret M. Eisen has been a director since March 2003. From 2001 to 2002, Ms. Eisen was Managing Director of DeGuardiola Advisors, an investment bank specializing in mergers and acquisitions of investment management firms. From 1995 to 2001, Ms. Eisen was Managing Director of North American Equities of General Motors Investment Management Corporation, a registered investment advisor. Ms. Eisen serves on the board of directors of Global Financial Group and the board of trustees of the Acorn Family of Mutual Funds of Wanger Asset Management. Ms. Eisen received a bachelor’s degree in government from Smith College, a master’s in education from Lesley College and an M.B.A. from Babson College.	2003

		Present Term
Name and Age	Business Experience and Other Directorships	Expires

Wadih Jordan* Age: 68	Wadih Jordan has been a director since March 2003. Mr. Jordan is President of NearEast Pharma, a company marketing pharmaceuticals in near east markets, and has served in such position since 1996. From 1993 to 1995, Mr. Jordan served as a Vice President of Cyanamid International, a research-based life sciences company, and from 1976 to 1993 Mr. Jordan served as a Managing Director within Cyanamid International. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon and a certificate in international business from Columbia University.	2003
Mark Kessel Age: 61	Mark Kessel has been a director since March 2003. Mr. Kessel is Chief Executive Officer and Managing Director of Symphony Capital LLC, a merchant banking firm specializing in lifescience and health care companies, and has served in such position since he co-founded the company in 2002. From 1979 to 1997, Mr. Kessel was a partner at the international law firm of Shearman & Sterling and served as the firm’s managing partner from 1990 to 1994. Mr. Kessel received a bachelor’s degree in economics from the City College of New York and a law degree from Syracuse University.	2005
Pramod K. Srivastava, Ph.D. Age: 47	Pramod K. Srivastava, Ph.D. is the scientific founder of Antigenics, and has served as Chairman of the Scientific Advisory Board since inception. Dr. Srivastava is a Professor of Immunology at the University of Connecticut where he holds an endowed chair in cancer immunology and is the Director of the Center for Immunotherapy of Cancer and Infectious Diseases. Dr. Srivastava earned his Ph.D., in Biochemistry from the Centre for Cellular and Molecular Biology, Hyderabad, India and received his postdoctoral training at Yale University and the Sloan-Kettering Institute for Cancer Research. He has held faculty positions at Fordham University and at Mount Sinai School of Medicine in New York. Dr. Srivastava serves on the Scientific Advisory Council of the Cancer Research Institute, New York, and was a member of the Experimental Immunology Study Section of the National Institutes of Health of the United States Government from 1994 until 1999. He has been inducted into the Roll of Honor of the International Union against Cancer and is listed in several Who’s Who compilations. He is among the founding members of the Academy of Cancer Immunology. Dr. Srivastava serves on the board of directors of Ikonisys, Inc. and CambriaTech Holding S.A.	2004

*	Nominee for election as director.

Committees of the Board

      As of March 6, 2003, our Compensation Committee consists of Ms. Eisen and Mr. Jordan. From January 1, 2002 to March 6, 2003, our Compensation Committee consisted of Mr. Litvack and Mr. Taylor. Our Compensation Committee acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our executive officers and administers the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase

Plan. Our Compensation Committee held six meetings in 2002. For more information about our Compensation Committee, see the “Compensation Committee Report on Executive Compensation.”

      As of March 6, 2003, our Audit and Finance Committee consists of Messrs. AtLee and Dechaene and Ms. Eisen. From January 1, 2002 to March 6, 2003, our Audit and Finance Committee consisted of Messrs. Dechaene and Taylor, and Samuel D. Waksal, Ph.D. (from January 2002 to June 2002), Mr. Litvack (from June 2002 to July 2002) or Mr. AtLee (from July 2002 to the present). Our Audit and Finance Committee is responsible for providing the board of directors with an independent review of our financial health, controls and reporting. Its primary functions are to select our independent auditors, review the results of the annual audit and the auditors’ reports, and ensure the adequacy of our financial controls and procedures. Our Audit and Finance Committee held six meetings in 2002. Messrs. AtLee and Dechaene and Ms. Eisen are each independent as defined by the current listing standards of the National Association of Securities Dealers. Our Audit and Finance Committee operates under a written charter adopted by our board of directors. For more information about our Audit and Finance Committee, see the “Report of the Audit and Finance Committee.”

      As of March 6, 2003, our Corporate Governance Committee, which acts as our nominating committee, consists of Messrs. Afeyan, AtLee and Kessel. From January 1, 2002 to March 6, 2003, our Corporate Governance Committee consisted of Messrs. Afeyan and Litvack, and Samuel D. Waksal, Ph.D. (from January 2002 to June 2002) or Mr. AtLee (from July 2002 to the present). Our Corporate Governance Committee is responsible for recommending to our board of directors policies regarding board procedures, the process for annual evaluation of the performance of the board, and issues of corporate public responsibility. Our Corporate Governance Committee also serves as our nominating committee. For this annual meeting of stockholders, the Corporate Governance Committee recommended the slate of director nominees that has been proposed by the board of directors. At future annual stockholder meetings, the Corporate Governance Committee will have direct responsibility for nominating a slate of directors to stockholders. The Corporate Governance Committee also makes recommendations to the board regarding the composition of board committees and makes recommendations regarding compensation of members of the board of directors and board committees. Nominations to the board of directors recommended by stockholders, properly submitted in writing to Garo H. Armen, Ph.D., our Chairman and Chief Executive Officer, will be referred to our Corporate Governance Committee for consideration. See “Stockholder Proposals” on page 22. Our Corporate Governance Committee held three meetings in 2002.

Attendance at Meetings

      The board of directors held nine meetings during 2002, and each director attended at least 75% of all meetings of the board and of all committees of the board on which he or she served.

Director Compensation

      Employee directors do not receive any additional compensation for their service on the board of directors. Beginning in 2003, non-employee directors, other than Dr. Srivastava, receive the following:

•	$10,000 annual retainer;

•	$1,000 for each board meeting they attend in person;

•	$500 for each board meeting in which they participate by telephone;

•	$2,000 annual fee for each committee they serve on;

•	$1,000 additional annual fee for each committee they chair; and

•	reimbursement for out-of-pocket and travel expenses incurred while attending board of director and committee meetings.

      If approved by our stockholders, our Directors’ Deferred Compensation Plan would permit each non-employee director to defer all or a portion of his or her cash compensation until his or her service as a director ends or until a specified date. A director may credit his or her deferred cash compensation to an interest bearing cash account, a notional stock account, or a combination of both. See “Proposal to Approve Directors’ Deferred Compensation Plan.”

      Each non-employee director also receives upon initial appointment or election to our board an option to purchase 17,200 shares of our common stock vesting in three equal annual installments and for each year (or partial year) of service on our board an option to purchase 5,000 shares of our common stock vesting over three years.

      Mr. de Chadarevian has previously provided consulting services to us. In 2002, we paid Mr. de Chadarevian $50,000 for his consulting services during that year. Mr. de Chadarevian is no longer providing such services to us.

      In March 1995, we entered into a consulting agreement with Dr. Pramod Srivastava, our scientific founder. This obligation expires in March 2005 but will be automatically extended for additional one-year periods unless either party decides not to extend the agreement. In 2002, we paid Dr. Srivastava approximately $175,000 for his consulting services and granted him options to purchase 75,000 shares of our common stock for services performed in 2001. In addition, in 2003, we paid Dr. Srivastava a cash bonus of $100,000 and granted him options to purchase 60,000 shares of our common stock for services performed in 2002.

STOCK PERFORMANCE GRAPH

       The following graph shows the cumulative total stockholder return on our common stock over the period from February 4, 2000 (the first trading day of common stock) to December 31, 2002, as compared with that of the NASDAQ Stock Market (U.S. Companies) Index and the NASDAQ Pharmaceuticals Index, based on an initial investment of $100 in each on February 4, 2000. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.

COMPARISON OF CUMULATIVE TOTAL RETURN OF ANTIGENICS INC.,

NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND
AND NASDAQ PHARMACEUTICALS INDEX

	2/4/00	12/31/00	12/31/01	12/31/02

Antigenics Inc.	100	18.02	26.72	16.68
NASDAQ Stock Market (U.S. Companies) Index	100	58.19	46.16	31.92
NASDAQ Pharmaceuticals Index	100	101.57	86.57	55.93

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee Report set forth below describes the compensation policies applicable to our executive officers. The Compensation Committee consists entirely of independent directors who are not officers or employees of Antigenics.

Overall Policy

      Our executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, we have developed an overall compensation strategy and compensation plan that tie a portion of executive compensation to Antigenics’ success. In addition, through the use of stock options, we ensure that a part of the executives’ compensation is closely tied to appreciation in Antigenics’ stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in our business strategy, to link executive and stockholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

      We determine the compensation of all corporate officers, including our chief executive officer and the corporate executives named in the Summary Compensation Table. We review a number of compensation surveys to ensure the competitiveness of the compensation offered by Antigenics for the purposes of recruiting and retaining key management and, for the compensation of all corporate officers other than our chief executive officer, we take into account the views of our chief executive officer.

      The key elements of Antigenics’ executive compensation consist of base salary, performance based bonuses and stock options. Our policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, we take into account the full compensation package afforded to the individual, including insurance and other employee benefits.

Base Salaries

      Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, we consider generally available information regarding salaries prevailing in the industry but do not utilize any particular indices or peer groups.

      Annual salary adjustments are determined by evaluating Antigenics’ financial performance and the performance of particular aspects of the business related to the responsibilities of the particular executive officer. Where appropriate, we also consider non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, new responsibilities assumed by the executive, quality improvements and improvements in relations with collaborators and employees. No specific weighting is given to any of these non-financial factors.

      The base salary for 2002 for each of our executive officers was based on the performance of the individual and the other benefits provided to such individual as well as a review of compensation paid to individuals holding comparable positions at other biotechnology companies.

Performance-based Bonuses

      We believe that some portion of overall cash compensation for senior executives should be “at risk,” i.e., contingent upon successful implementation of Antigenics’ strategy. In determining the target bonus of a particular executive, we consider income survey data and level of strategic contribution to Antigenics’ performance. The determination of individual bonus payments is made after consideration of each executive’s individual performance and that of Antigenics as a whole, generally on a calendar-year basis.

Stock Options

      We grant stock options to executive officers under our 1999 Equity Incentive Plan. Our current policy is to grant stock options at prices equal to the fair market value of the common stock on the date of grant. Accordingly, during 2002, stock options were generally granted with an exercise price at the fair market value of the common stock on the date of grant. The stock options vest over various periods of time, normally five years or upon the achievement of specified milestones. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved. Stock option grants therefore are intended to align the interests of executive officers and employees with those of stockholders. In determining the amount of these grants, we evaluate the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also take into account the size of the officer’s awards in the past.

Chief Executive Officer Compensation

      During 2000 and 2001, Dr. Armen was paid, at his request, a base salary of $150,000. For 2002, we determined to compensate Dr. Armen at a level more consistent with his contributions to Antigenics and compensation prevailing in the pharmaceutical and biotechnology industries. In determining Dr. Armen’s compensation for 2002, we applied the executive compensation policies described above. We considered data from compensation surveys, Dr. Armen’s length of service with Antigenics, the breadth of his responsibilities and his critical role in Antigenics’ progress during 2002, which included:

•	enrollment for our Phase III clinical trial in renal cell carcinoma exceeding projections;

•	the publication in the Journal of Clinical Oncology of positive final results from a Phase II study of Oncophage in melanoma;

•	the report of encouraging data from a pilot Phase I study of AG-858 in chronic myelogenous leukemia;

•	the initiation of a Phase II study of Aroplatin in colorectal cancer;

•	the designation of Oncophage with the FDA as a Fast Track product for the treatment of melanoma (designation for renal cell carcinoma was received in 2001); and

•	completion of a follow-on equity offering raising approximately $56 million in net proceeds.

Conclusion

      As described above, a significant portion of Antigenics’ executive compensation is linked directly to individual and corporate performance and stock appreciation. We intend to continue the policy of linking executive compensation to Antigenics’ performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

By the Compensation Committee,

Sanford Litvack (Chairman)*
Martin Taylor

*	Mr. Litvack resigned from our Board of Directors and our Compensation Committee on March 11, 2003.

EXECUTIVE COMPENSATION

Compensation of Our Executive Officers

      The following table summarizes the compensation paid to or earned during the fiscal years ended December 31, 2000, 2001 and 2002 by our chief executive officer and all of our other executive officers whose salary and bonus exceeded $100,000. We refer to these persons as named executive officers.

Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Shares
				Underlying	Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation

Garo H. Armen, Ph.D.	2002	$400,000	$120,000	150,000	$—
Chairman and Chief Executive Officer	2001	$150,000	$—	—	$200,000	(1)
	2000	$150,000	$—	—	$350,000	(1)

Russell H. Herndon	2002	$325,305	$100,000	25,000	$—
President and Chief Operating Officer (2)	2001	$312,500	$93,750	250,000	—

Elma Hawkins, Ph.D.	2002	$275,000	$55,000	—	$56,907	(3)
Vice Chairman	2001	$245,385	$50,000	49,000	—
	2000	$211,797	$40,000	63,374	—

Neal Gordon, Ph.D.	2002	$200,000	$35,000	25,000	$—
Senior Vice President	2001	$182,500	$30,000	—	—
	2000	$156,011	$20,000	35,633	—

(1)	Represents the premium we paid for an executive split-dollar life insurance policy. Under this policy, in some circumstances, we would be entitled to a refund of the premiums paid.

(2)	Mr. Herndon joined us in January 2001 as Chief Operating Officer and became President in January 2002.

(3)	Represents lease payments for a corporate apartment and reimbursement for taxes associated with the lease payments representing income.

2002 Option Grants

      The following table contains certain information regarding stock option grants during the twelve months ended December 31, 2002 by us to the named executive officers:

Option Grants in Last Fiscal Year

					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options	Exercise		Stock Price Appreciation for
	Underlying	Granted to	or Base		Option Term(1)
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Share)	Date	5%($)	10%($)

Garo H. Armen, Ph.D.	150,000 (2)	16.97%	$14.85	3/2012	$1,400,863	$3,550,061
Chairman and Chief
Executive Officer

Russell H. Herndon	25,000 (3)	2.83%	$14.85	3/2012	$233,477	$591,677
President and Chief
Operating Officer

Elma Hawkins, Ph.D.	—	—	—	—	$—	$—
Vice Chairman

Neal Gordon, Ph.D.	25,000 (3)	2.83%	$14.85	3/2012	$233,477	$591,677
Senior Vice President

(1)	The dollar amounts under these columns are the result of calculations at rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. For purposes of calculating potential realizable values, we assume that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

(2)	These options are exercisable as to 30,000 shares on each of March 14, 2003, March 14, 2004, March 14, 2005, March 14, 2006 and March 14, 2007.

(3)	These options are exercisable as to 5,000 shares on each of March 14, 2003, March 14, 2004, March 14, 2005, March 14, 2006 and March 14, 2007.

Option Exercises and Year-End Option Values

      The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 2002, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 2002.

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year-End(#)		at Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Garo H. Armen, Ph.D.	—	—	306,291	150,000	$453,652	$—
Chairman and Chief
Executive Officer

Russell H. Herndon	—	—	50,000	225,000	$—	$—
President and Chief
Operating Officer

Elma Hawkins, Ph.D.	—	—	175,406	74,594	$1,209,733	$—
Vice Chairman

Neal Gordon, Ph.D.	—	—	35,770	53,419	$78,230	$42,984
Vice President of
Operations

(1)	Based on the difference between the option exercise price and the closing price of the underlying shares of common stock on December 31, 2002 as reported on the Nasdaq National Market ($10.24).

Employment and Consulting Agreements

      Under an employment agreement dated June 1, 1998, we agreed to employ Elma Hawkins, Ph.D. for one year at an annual base salary of $200,000, which is subject to performance and merit based increases. The agreement is automatically renewed for successive one-year periods unless either party terminates the agreement. If we terminate Dr. Hawkins without cause, as that term is defined in the agreement, she is entitled to her base salary through the end of the one-year term during which the termination occurs. If we terminate Dr. Hawkins either because we eliminate her position or because there is a change in control of Antigenics, we are obligated to pay her cash or stock equal to one year’s base salary.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

       As of March 6, 2003, our Compensation Committee consists of Ms. Eisen and Mr. Jordan. From January 1, 2002 to March 6, 2003, our Compensation Committee consisted of Mr. Litvack and Mr. Taylor. Although none of our Compensation Committee members are officers or employees of Antigenics, Dr. Armen, our Chairman and Chief Executive Officer, has participated in compensation discussions with the committee.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

       The Audit and Finance Committee of the board of directors consists entirely of independent directors who are not officers or employees of Antigenics. The board of directors has adopted a written charter for the Audit and Finance Committee, the current version of which is included as Appendix A to this proxy statement.

      In the course of its oversight of our financial reporting process, the Audit and Finance Committee of the board of directors has (1) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2002, (2) discussed with KPMG LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of permissible nonaudit services by the auditors is compatible with maintaining their independence.

      Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

By the Audit and Finance Committee,

Martin Taylor (Chairman)
Tom Dechaene
Frank V. AtLee III

PROPOSAL TO AMEND 1999 EQUITY INCENTIVE PLAN

General

      This summary of our 1999 Equity Incentive Plan is qualified in its entirety by reference to the full text of our 1999 Equity Incentive Plan, which is included as Appendix B to this proxy statement.

      The purpose of our 1999 Equity Incentive Plan is to:

•	attract and retain qualified directors, employees and consultants;

•	provide an incentive for them to achieve long-range performance goals; and

•	enable them to participate in our long-term growth.

      The plan provides for the grant of both incentive and nonstatutory stock options, stock appreciation rights, and both restricted and unrestricted stock awards. As of April 15, 2003, under the plan there were:

•	4,800,000 shares of our common stock authorized for issuance;

•	4,550,802 shares of our common stock subject to outstanding options; and

•	249,198 shares of our common stock available for future awards under the plan.

      The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. Shares may also be issued through the assumption or substitution of outstanding grants from an acquired company without reducing the number of shares available for award. As of April 15, 2003, approximately 210 employees were eligible for grants under the plan. The plan will expire on November 15, 2009. The closing price of our common stock on April 15, 2003 was $8.00, as reported by the Nasdaq National Stock Market.

Administration and Eligibility

      Our Compensation Committee administers our 1999 Equity Incentive Plan and determines the terms and conditions of each award, including:

•	the number of underlying shares;

•	the vesting schedule;

•	the duration; and

•	the form of payment of the exercise price.

For option grants to employees who are not executive officers, the Compensation Committee usually approves an aggregate amount and delegates authority to our Chairman and Chief Executive Officer to allocate individual grants.

      The per share exercise price of an incentive stock option may not be less than the fair market value of a share of our common stock on the date of grant. Nonstatutory stock options may be granted at such prices as our Compensation Committee may determine. Our Compensation Committee may not in any calendar year grant to any person options or stock appreciation rights representing more than 1,000,000 shares of our common stock nor more than 1,000,000 shares of performance-based restricted stock awards. These limits are subject to adjustment for changes in our structure or capitalization that affect the number of outstanding shares of our common stock. Our Corporate Governance Committee makes recommendations regarding grants to directors.

      We make awards to our directors, employees and consultants based upon their anticipated contribution to the achievement of our objectives and other relevant matters. Because the awards will be within the discretion of our Compensation Committee (and of our Chairman and Chief Executive Officer with respect to any grants to employees who are not executive officers), it is not possible to predict to whom the awards will be granted under the plan or the number of shares underlying any award.

Description of Amendments to the Plan

      On March 28, 2003, our board of directors approved, subject to stockholder approval, an increase in the total number of shares authorized for issuance under our 1999 Equity Incentive Plan from 4,800,000 to 6,000,000. This would increase the total number of shares available for future awards under the plan from 249,198 to 1,449,198 (as of April 15, 2003).

      Our board of directors believes that our 1999 Equity Incentive Plan is useful as a continuing means of achieving our goals by providing an effective and direct incentive for our directors, employees and consultants to promote our success as a whole.

Federal Income Tax Consequences Relating to our 1999 Equity Incentive Plan

      Nonstatutory stock options. An optionee does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the optionee recognizes ordinary income in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. Subject to Sections 162(m) and 280G (relating to certain payments made in connection with a change in control) of the Internal Revenue Code, we are allowed a tax deduction for the same amount. When the shares are disposed of, any additional gain or loss relative to the market value of the shares on the date of exercise is treated as short-term or long-term capital gain or loss. We are not allowed any additional tax deduction. Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year.

      Incentive stock options. An optionee does not realize taxable income when an incentive stock option is granted or, except as discussed in the next paragraph, exercised. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before the disposition. When shares that have been held for two years from the date of grant and one year from the date of exercise are disposed of, any amount realized in excess of the amount paid for the shares will be taxed to the optionee as long-term capital gain and any loss will be a long-term capital loss. We are not allowed a tax deduction for the amount realized by the optionee. If an optionee disposes of the shares before meeting the one-year and two-year holding periods, known as a “disqualifying disposition,” the amount realized in excess of the amount paid for the shares is taxed to the optionee as ordinary income. Subject to Sections 162(m) and 280G (relating to certain payments made in connection with a change in control) of the Internal Revenue Code, we are allowed a tax deduction for the income realized by an optionee in a disqualifying disposition.

      The excess of the fair market value of the option shares on the date of exercise of an incentive stock option over the exercise price will be included in alternative minimum taxable income for the purpose of calculating the optionee’s alternative minimum tax (AMT) in the year of exercise. AMT is based on the amount of the taxpayer’s alternative minimum taxable income that exceeds an exemption amount. Alternative minimum taxable income is the taxpayer’s taxable income with adjustments to reflect special tax treatment of certain items (including incentive stock options), plus specified items of tax preference. The taxpayer is required to pay the higher of the regular income tax or AMT. For purposes of computing AMT in the year the stock is sold, any gain on the sale is reduced by the amount included in alternative minimum taxable income in the year of exercise. AMT attributable to the exercise of an incentive stock option can be credited against the taxpayer’s regular tax liability in a later year to the extent that the regular tax exceeds the alternative minimum tax for that later year. A disqualifying disposition in the year of exercise will generally avoid the AMT consequences of exercise of an incentive stock option.

Vote Required

      The affirmative vote of the holders of a majority of the shares of our outstanding common stock present or represented by proxy and entitled to vote on this matter will constitute the approval of the amendment to our 1999 Equity Incentive Plan.

      The Board of Directors recommends a vote for this proposal.

PROPOSAL TO APPROVE DIRECTORS’ DEFERRED COMPENSATION PLAN

Plan Description

      On March 28, 2003, our board of directors adopted the Antigenics Inc. Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), subject to stockholder approval. The Deferred Compensation Plan allows each member of the our board of directors, other than Dr. Srivastava, who is not also an employee of ours to defer receipt of all or a portion of the cash compensation payable to him or her for service on our board. Compensation may be deferred until termination of service as a director or, subject to certain restrictions, such other date as may be specified by the director. All of our current directors other than Dr. Armen and Dr. Srivastava are eligible to participate in the Deferred Compensation Plan. This summary of the Deferred Compensation Plan is qualified in its entirety by reference to the full text of the Deferred Compensation Plan, which is included as Appendix C to this proxy statement.

      Under the terms of the Deferred Compensation Plan, a deferral account will be established for each participating director. The deferral account will consist of a subaccount for amounts earning interest, which will be denominated on a dollar basis (the “cash account”), and a subaccount for amounts invested in hypothetical shares of our common stock, which will be denominated on a share basis (the “stock account”). Pursuant to a deferral agreement entered into with us, each participant will indicate the percentage of future deferrals to be invested in the cash account and the stock account. Amounts deferred to the cash account will bear interest at the rate paid on one-year Treasury bills. Such interest will be credited on an annual basis and, following credit to the cash account, will be included in the balance upon which interest is paid in subsequent years. Amounts deferred to the stock account will be converted on an annual basis into a number of units representing shares of our common stock equal to the amount of compensation which the participant has elected to defer to the stock account divided by the applicable stock price for our common stock. The applicable stock price for our common stock means the average of the closing price of our common stock for all trading days during the calendar year preceding the conversion date as reported by the Nasdaq National Market.

      Distributions from the deferral account may be paid in a lump sum or in annual installments for a period of up to five years and will commence in the calendar year following a participant’s termination of service as a director or, subject to certain restrictions, such other calendar year as may be specified by the participant. Distributions will consist of (a) cash in the amount credited to the participant’s account (pro rated, if paid in installments) and (b) the number of shares of our common stock equal to the number of units credited to his or her stock account (pro rated, if paid in installments). Prior to distribution, units representing shares credited to a participant’s stock account are not considered actual shares of our common stock for any purpose and a participant will have no rights as a stockholder with respect to such shares.

      We have reserved 100,000 shares of our common stock to cover distributions of shares equal to the number of units credited to stock accounts under the Deferred Compensation Plan. In the event of any stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change relating to our common stock, the maximum aggregate number and kind of our shares or securities that may be issued under the Deferred Compensation Plan shall be appropriately adjusted.

      We have reserved the right to amend or terminate the Deferred Compensation Plan at any time, provided that no amendment or termination will reduce the amount credited to the deferral account of any participant. Our board of directors may condition any amendment of the Deferred Compensation Plan on stockholder approval, but it is not required to do so under the terms of the Deferred Compensation Plan.

Vote Required

      The affirmative vote of the holders of a majority of the shares of our outstanding common stock present or represented by proxy and entitled to vote on this matter will constitute the approval of the Deferred Compensation Plan.

      The Board of Directors recommends a vote for this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       On May 18, 2000, we became a limited partner of the Applied Genomic Technology Capital Fund, L.P., referred to as the Capital Fund, and committed to invest $3,000,000 in the Capital Fund. As of December 31, 2002, we had invested $1,125,000 in the Capital Fund and future contributions to the Capital Fund will be made as authorized by the fund’s general partner. The general partner of the Capital Fund is AGTC Partners, L.P. and NewcoGen Group Inc. is the general partner of AGTC Partners, L.P. Noubar Afeyan, Ph.D., one of our directors, is the chairman, senior managing director and chief executive officer of Flagship Ventures, a partnership of funds including NewcoGen Group Inc. and AGTC Partners, L.P. In addition, Dr. Armen, our Chairman and Chief Executive Officer and one of our directors, is a director of NewcoGen Group Inc.

      In February 1998 we entered into a research agreement with the University of Connecticut Health Center (UConn) to fund research in Dr. Pramod Srivastava’s laboratory at UConn. Dr. Srivastava is a member of the faculty of the University of Connecticut School of Medicine and one of our directors. The research agreement has a term of approximately five years and calls for payments to UConn totaling a minimum of $5,000,000, payable quarterly at the rate of $250,000 (contingent on the continuing employment of Dr. Srivastava by UConn). In return, we have an option to obtain an exclusive license to new inventions (as defined in the research agreement) subject to our payment to UConn of royalties at varying rates upon commercialization of a product utilizing technology discovered under the research agreement. This agreement has been extended until December 31, 2003 for a fee of $1,200,000, payable quarterly at the rate of $300,000.

      We have a QS-21 license and supply agreement with Neuralab Limited, a wholly-owned subsidiary of Elan Corporation, plc, for use of QS-21 with an antigen in the field of Alzheimer’s disease. Our Chairman and Chief Executive Officer is non-executive Chairman of Elan and a nominal employee of a different wholly-owned subsidiary of Elan.

      Periodically, we pay certain administrative expenses on behalf of Founder Holdings Inc. and Antigenics Holdings L.L.C., one of our stockholders. Three of our directors: Drs. Armen, Srivastava and Afeyan have ownership interests in one or both of these entities. Such transactions are recorded as a receivable from these affiliates. As of December 31, 2002, these affiliates were indebted to us for approximately $17,000 for these expenses.

PRINCIPAL STOCKHOLDERS

       The following table sets forth certain information with respect to the beneficial ownership of our stock as of April 15, 2003:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

      Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

      The “Number of Shares Beneficially Owned” column below is based on an assumed 39,370,633 shares of our common stock outstanding as of April 15, 2003. For purposes of the table below, we deem shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2003, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares
Beneficial Owner(1)	Beneficially Owned		Percentage of Total

Antigenics Holdings L.L.C.(2)	11,154,274	(2)	28.3%
Brad M. Kelley	5,546,240		14.1%
1600 Jean LaFitte
Boca Grande, FL 33921
Royce & Associates, LLC	4,020,900		10.2%
1414 Avenue of Americas
New York, NY 10019
Garo H. Armen, Ph.D.(2)	501,291	(3)	1.3%
Pramod K. Srivastava, Ph.D.(2)	197,477	(4)	*
Gamil G. de Chadarevian	1,662,957	(5)	4.2%
Elma Hawkins, Ph.D.	193,645	(6)	*
Russell H. Herndon Ph.D.	106,242	(7)	*
Neal Gordon, Ph.D.	49,623	(4)	*
Noubar Afeyan, Ph.D.(2)	181,280	(8)	*
Tom Dechaene	18,867	(4)	*
Martin Taylor	73,228	(9)	*
Frank V. AtLee III	10,500		*
Margaret M. Eisen	—		*
Wadih Jordan	—		*
Mark Kessel	6,000		*
All current executive officers and directors as a group (13 persons)(2)	3,001,110	(10)	7.6%

*	Indicates less than 1%

(1)	Except as otherwise noted, the address of each stockholder is c/o Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.

(2)	Founder Holdings Inc. owns approximately 79% of the outstanding members’ equity of Antigenics Holdings L.L.C. Antigenics Holdings L.L.C. owns approximately 28.3% of our common stock. Drs. Armen and Srivastava are managers of Antigenics Holdings L.L.C. Dr. Armen is a director of Founder Holdings Inc. The following individuals beneficially own the indicated percentages of Founder Holdings Inc. outstanding common stock:

Individual	Percentage

Garo H. Armen, Ph.D.	43.1%
Pramod K. Srivastava, Ph.D.	24.2%
Noubar Afeyan, Ph.D.	1.1%

      The following individuals own the indicated percentage interests in Antigenics Holdings L.L.C.:

Individual	Percentage

Garo H. Armen, Ph.D.	13.6%
Pramod K. Srivastava, Ph.D.	6.2%

(3)	Includes (a) 160,000 shares of our stock held by Armen Partners L.P., of which Dr. Armen is general partner, and (b) 336,291 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 15, 2003. Dr. Armen disclaims beneficial ownership of the shares held by Armen Partners L.P. except to the extent of his pecuniary interest therein.

(4)	Consists solely of shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 15, 2003.

(5)	Includes (a) 1,479,488 shares of our stock held by Biovision, Inc., a corporation of which Mr. de Chadarevian is the sole stockholder and (b) 146,469 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 15, 2003.

(6)	Includes 187,204 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 15, 2003.

(7)	Includes 105,000 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 15, 2003.

(8)	Includes 176,280 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 15, 2003.

(9)	Includes 36,070 shares of our stock issuable upon exercise of options and a warrant currently exercisable or exercisable within 60 days of April 15, 2003.

(10)	Includes 1,253,281 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 15, 2003 and excludes the shares held by Antigenics Holdings L.L.C. as described in footnote (2). See footnotes (3) through (9).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

Number of securities
		Weighted-average	remaining available for
	Number of securities to	exercise price of	future issuance under
	be issued upon exercise	outstanding	equity compensation plan
	of outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,990,633 (1)	$11.68	1,195,847 (2)
Equity compensation plans not approved by security holders	—		—
Total	3,990,633		1,195,847

(1)	Includes: (i) 141,892 options outstanding at a weighted average exercise price of $52.13 assumed in connection with our merger with Aronex Pharmaceuticals, Inc. in July 2001; and (ii) 234,512 options outstanding at a weighted average exercise price of $12.45 assumed in out merger with Aquila Biopharmaceuticals, Inc. in November 2000.

(2)	Includes 248,520 shares that may be issued under our 1999 Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

      Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during our 2002 fiscal year, our directors, executive officers and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

INFORMATION CONCERNING AUDITORS

       The firm of KPMG LLP, independent accountants, has audited our accounts since our inception and will do so for 2003. The board of directors has appointed KPMG LLP to serve as our independent auditors for our fiscal year ending December 31, 2003. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2002, and fees for other services rendered by KPMG LLP:

Audit Fees	$178,000
Tax Fees(1)	$83,600

(1)	Tax fees consisted of fees for tax consultation and tax compliance services.

STOCKHOLDER PROPOSALS

       Assuming our 2004 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 10, 2004, if you wish to bring business before or propose director nominations at the 2004 Annual Meeting, you must give us written notice by March 27, 2004 (the date 75 days before the anniversary of the 2003 Annual Meeting).

      If you intend to bring such a proposal or nomination at the 2004 Annual Meeting, and you would like us to consider the inclusion of your proposal or nomination in our proxy statement for the meeting, you must provide us written notice of such proposal or nomination prior to December 29, 2003.

      Notices of stockholder proposals and nominations shall be delivered in writing to Garo H. Armen, Ph.D., Chairman and Chief Executive Officer, Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.

OTHER MATTERS

       The board of directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

APPENDIX A

CHARTER OF THE AUDIT AND FINANCE COMMITTEE OF THE

BOARD OF DIRECTORS OF ANTIGENICS INC. (THE “COMPANY”)

Purpose

The principal purpose of the Audit and Finance Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, including by reviewing the financial reports and other financial information provided by the Company, the Company’s disclosure controls and procedures and internal accounting and financial controls, and the annual independent audit process.

In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders. In this connection, the Committee, as a committee of the Board, shall be directly responsible for the appointment (and where appropriate, replacement), compensation, retention and oversight of the work of the outside auditor in preparing or issuing an audit report or related work, including resolving any disagreements between management and the outside auditor regarding financial reporting. The Committee shall receive direct reports from the outside auditor. The Committee shall be responsible for overseeing the independence of the outside auditor and for approving all auditing services and permitted non-audit services provided by the outside auditor.

This Charter shall be reviewed for adequacy on an annual basis by the Committee.

Membership

The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition will meet the Nasdaq Audit Committee requirements. Accordingly, all of the members will be directors:

•	Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company.

•	Who do not receive any consulting, advisory or other compensatory fee from the Company, other than in the member’s capacity as a member of the Board or any of its committees.

•	Who are not an “affiliated person” (as defined by applicable law or regulation) of the Company or any subsidiary, other than as a member of the Board or any of its committees.

•	Who are financially literate.

In addition, at least one member of the Committee will have accounting or related financial management expertise and, to the extent practicable, be a “financial expert” (as that term is defined by the Securities and Exchange Commission (the “SEC”)).

Key Responsibilities

The Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditor is responsible for auditing those financial statements.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. The functions are set forth as a guide and may be varied from time to time as appropriate under the circumstances.

•	The Committee shall review with management and the outside auditor the audited financial statements to be included in the Company’s Annual Report on Form 10-K and the Annual Report to Stockholders, and shall review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

•	As a whole, or through the Committee chair, the Committee shall review with the outside auditor, prior to filing with the SEC, the Company’s interim financial information to be included in the Company’s Quarterly Reports on Form 10-Q and the matters required to be discussed by SAS No. 61.

•	The Committee shall periodically discuss with management and the outside auditor the quality and adequacy of the Company’s internal controls and internal auditing procedures, including any significant deficiencies in the design or operation of those controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and discuss with the outside auditor how the Company’s financial systems and controls compare with industry practices.

•	The Committee shall periodically review with management and the outside auditor the quality, as well as acceptability, of the Company’s accounting policies, and discuss with the outside auditor how the Company’s accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.

•	The Committee shall periodically discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company’s financial statements.

•	The Committee shall review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

•	The Committee shall review with management and the outside auditor the Company’s critical accounting policies and practices.

•	The Committee shall review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

•	The Committee shall request from the outside auditor annually a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s independence, and take appropriate action regarding the independence of the outside auditor.

•	The Committee shall approve the engagement of the outside auditor and shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor.

•	The Committee shall recommend to the Board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Company’s Annual Report on Form 10-K.

•	The Committee shall approve a code of ethics, as required by rules of the SEC, for senior financial officers and such other employees and agents of the Company as it determines.

•	The Committee shall review and approve all related-party transactions.

Complaint Procedures

Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Adopted December 12, 2002

APPENDIX B

ANTIGENICS INC.

1999 EQUITY INCENTIVE PLAN

Section 1.     Purpose

      The purpose of the Antigenics Inc. 1999 Equity Incentive Plan (the “Plan”) is to attract and retain directors, key employees and consultants of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

Section 2.     Definitions

      “Affiliate” means any business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes hereof, “Control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation “control” shall mean, among other things, the direct or indirect ownership of more than fifty percent (50%) of its outstanding voting stock.

      “Award” means any Option, Stock Appreciation Right or Restricted Stock awarded under the Plan.

      “Board” means the Board of Directors of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such Code.

      “Committee” means a committee of not less than two members of the Board appointed by the Board to administer the Plan. If a Committee is authorized to grant Options to a Reporting Person or a “covered employee” within the meaning of Section 162(m) of the Code, each member shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time, or any successor law, and an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively. Until such committee is appointed, “Committee” means the Board.

      “Common Stock” or “Stock” means the Common Stock, $0.01 par value, of the Company.

      “Company” means Antigenics Inc.

      “Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

      “Effective Date” means November 15, 1999.

      “Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

      “Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision.

      “Nonstatutory Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under Section 6 that is not intended to be an Incentive Stock Option.

      “Option” means an Incentive Stock Option or a Nonstatutory Stock Option.

      “Participant” means a person selected by the Committee to receive an Award under the Plan.

      “Reporting Person” means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

      “Restricted Period” means the period of time selected by the Committee during which an Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

      “Restricted Stock” means shares of Common Stock subject to forfeiture awarded to a Participant under Section 8.

      “Stock Appreciation Right” or “SAR” means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

Section 3.     Administration

      The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or covered employees and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

Section 4.     Eligibility

      All employees, directors and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to persons eligible to receive such Options under the Code.

Section 5.     Stock Available for Awards

      (a) Subject to adjustment under subsection (b), Awards may be made under the Plan for up to 4,800,0001 shares of Common Stock. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited without the Participant having had the benefits of ownership (other than voting rights), the shares subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

      (b) In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee (subject, in the case of Incentive Stock Options, to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if

      1If the stockholders approve Amendment No. 1 to 1999 Equity Incentive Plan, this number will be increased to 6,000,000.

considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

      (c) Subject to adjustment under Subsection (b): (i) the maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted to any Participant in the aggregate in any calendar year shall not exceed 1,000,000 shares, and (ii) the maximum number of shares of Common Stock that may be granted as Restricted Stock, with respect to which performance goals apply, to any Participant in the aggregate in any calendar year shall not exceed 1,000,000 shares.

Section 6.     Stock Options

      (a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code or any successor provision and any regulations thereunder, and no Incentive Stock Option may be granted hereunder more than ten years after the Effective Date.

      (b) The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options. Nonstatutory Stock Options may be granted at such prices as the Committee may determine.

      (c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

      (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

Section 7.     Stock Appreciation Rights

      (a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised.

      (b) The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. SARs granted in tandem with Options shall have an exercise price not less than the exercise price of the related Option. SARs granted alone and unrelated to an Option may be granted at such exercise prices as the Committee may determine.

Section 8.     Restricted Stock

      (a) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. The Committee may establish performance goals for the granting or lapse of risk of forfeiture of Restricted Stock. Such performance goals may be based on earnings per share, revenues, sales or expense targets of the Company or any subsidiary, division or product line thereof, stock price or such other business criteria as the

Committee may determine. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

      (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

Section 9.     General Provisions Applicable to Awards

      (a) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant or agreement executed by the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

      (b) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

      (c) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

      (d) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

      (e) Termination of Employment or Service on the Board. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment or service on the Board of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

      (f) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

      (g) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair

Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

      (h) Withholding Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

      (i) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

      (j) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      (k) Transferability. In the discretion of the Committee, any Award may be made transferable upon such terms and conditions and to such extent as the Committee determines, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code. The Committee may in its discretion waive any restriction on transferability.

Section 10.     Miscellaneous

      (a) No Right To Employment or Service on the Board. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or service on the Board. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

      (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

      (c) Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective on the Effective Date. Before such approval, Awards may be made under the Plan expressly subject to such approval.

      (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any stockholder approval that the Board determines to be necessary or advisable.

      (e) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

This Plan was approved by the Board of Directors on November 15, 1999.

This Plan was approved by the Stockholders on May 18, 2000.

APPENDIX C

ANTIGENICS INC. DIRECTORS’ DEFERRED

COMPENSATION PLAN

ARTICLE I

GENERAL

      1.1     Establishment of Plan. Antigenics Inc. (“Antigenics”) hereby establishes the Antigenics Directors’ Deferred Compensation Plan (the “plan”), effective as of June 11, 2003, to allow each member of the Antigenics Board of Directors who is not also an officer or employee of Antigenics to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Antigenics until his or her termination of service as a director or, subject to requirements set forth in Section 3.1, such other date as may be specified by him or her.

      1.2     No Right to Corporate Assets. This plan is unfunded and Antigenics will not be required to set aside, segregate, or deposit any funds or assets of any kind to meet its obligations hereunder. Nothing in this plan will give a participant, a participant’s beneficiary or any other person any equity or other interest in the assets of Antigenics, or create a trust of any kind or a fiduciary relationship of any kind between Antigenics and any such person. Any rights that a participant, beneficiary or other person may have under this plan will be solely those of a general unsecured creditor of Antigenics.

      1.3     Limitation on Rights Created by Plan. Nothing in this plan will give a participant any right to continue as a director of Antigenics.

      1.4     Nonalienation of Benefits. The rights and benefits of a participant in this plan are personal to the participant. No interest, right or claim under this plan and no distribution therefrom will be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except by designation of beneficiaries as provided in Section 3.6.

      1.5     Binding Effect of Plan. This plan will be binding upon and inure to the benefit of participants and designated beneficiaries and their heirs, executors and administrators, and to the benefit of Antigenics and its assigns and successors in interest.

      1.6     Administration. This plan will be administered by the Chief Financial Officer of Antigenics or other officer designated by the Board of Directors (the “Administrator”) who will have sole responsibility for its interpretation.

      1.7     Interpretation. This plan will be construed, enforced and administered according to the laws of the Commonwealth of Massachusetts.

ARTICLE II

DEFERRAL OF COMPENSATION

      2.1     Deferral Agreement. Any member of the Board of Directors of Antigenics who is not an officer or employee of Antigenics or its subsidiaries (an “outside director”) is eligible to participate in this plan. An outside director may participate in the plan by executing an agreement before September 30 of any year prior to the calendar year in which such agreement will take effect authorizing Antigenics to defer all or a portion of his or her compensation as director (the “deferral agreement”). A deferral agreement will remain in effect for each succeeding calendar year unless the participant files a written revocation or superseding deferral agreement with the Administrator. A deferral agreement for any particular year is irrevocable after the last day of the immediately preceding calendar year.

      2.2     Amount of Deferral. Each participant may elect in his or her deferral agreement to defer 25 percent, 50 percent, 75 percent or 100 percent of the total cash compensation paid to the participant as an outside director of Antigenics.

      2.3     Deferral Account. For bookkeeping purposes only, the Administrator will establish and maintain an account (the “deferral account”) for each participant which documents the compensation deferred by the participant, earnings credited to the account and payments from the account. The deferral account will consist of a subaccount for amounts earning interest, which will be denominated on a dollar basis (the “cash account”), and a subaccount for amounts invested in hypothetical shares of Antigenics common stock, $0.01 par value, which will be denominated on a share basis (the “stock account”). Each participant will indicate in his or her deferral agreement the percentage of future deferrals to be invested in the cash account and the stock account. Amounts may not be transferred between the cash account and the stock account.

      2.4     Cash Account. As of the tenth business day of each calendar year, the Administrator will credit to the participant’s cash account an amount equal to the amount of compensation otherwise payable to the participant in the preceding calendar year which the participant has elected to defer and invest in the cash account. As of the last day of each calendar year, the Administrator will credit interest on the balance in the cash account on that date at the rate paid on one-year Treasury bills hypothetically purchased on the first day of such calendar year. For a participant receiving installment payments, interest will be credited on the balance from time to time remaining in the cash account until the account has been completely paid.

      2.5     Stock Account. As of the tenth business day of each calendar year, the Administrator will credit to the participant’s stock account a number of units representing shares of common stock equal to the amount of compensation otherwise payable to the participant in the preceding calendar year which the participant has elected to defer and invest in common stock divided by the applicable stock price for such common stock. The applicable stock price shall mean the average of the closing price for such common stock for all trading days during the applicable calendar year as reported by the Nasdaq National Market or, if not then traded on the Nasdaq National Market, as reported by a system or organization selected by the Administrator. As of the date of payment of any cash dividend on shares of common stock, the Administrator will credit to the stock account a number of units representing shares of the common stock equal to (i) the cash dividend per share times the number of units representing shares credited to the stock account as of the dividend record date divided by (ii) the closing price for such shares of common stock on the date of payment of the dividend. As of the date of payment of any stock dividend on shares of common stock, the Administrator will credit to the stock account a number of units representing shares equal to the stock dividend declared times the number of units representing shares of common stock upon which such dividend was declared credited to the stock account as of the dividend record date. In the event of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting the common stock, appropriate adjustment will be made in the number and/or kind of units representing shares credited to the stock account. The stock account is maintained for bookkeeping purposes only. Prior to distribution to a participant under Section 3.3 or 3.4, units representing shares credited to the stock account are not considered actual shares of common stock of Antigenics for any purpose and a participant will have no rights as a stockholder with respect to such shares. Units representing shares will include fractional units computed to three decimal places.

      2.6     Shares Subject to the Plan. The aggregate number of shares of common stock which have been reserved for issuance under this plan is 100,000. In the event of any stock dividend, split-up, combination or reclassification of shares, recapitalization or similar capital change relating to the common stock, the maximum aggregate number and kind of shares or securities of Antigenics that may be issued under the plan shall be appropriately adjusted by the Antigenics Board of Directors (whose determination shall be conclusive).

ARTICLE III

PAYMENT OF DEFERRED COMPENSATION

      3.1     Commencement of Payment. Each participant will elect in his or her deferral agreement to have payments commence in the calendar year following his or her termination of service as a director or such other calendar year as may be specified; provided, however, that if a participant elects to have payments commence in a calendar year other than the calendar year following his or her termination of service as a director, the earliest calendar year that a participant may elect to have payments commence shall be the second calendar year following the date of such election. For example, a deferral agreement executed in 2004 may not specify a payment commencement date earlier than 2006. Such election will be irrevocable.

      3.2     Election of Form of Payment. Each participant will elect in his or her deferral agreement to have his or her deferral account paid in either a lump sum or in annual installments for a period specified by the participant, which period may not exceed five years.

      3.3     Lump Sum Payments. A participant who elects to have his or her deferral account paid in a lump sum will receive the lump sum payment on or before March 1 of the year specified in the deferral agreement for commencement of payment. The lump sum payment will consist of (a) cash in the amount credited to his or her cash account, and (b) subject to Section 3.5, the number of shares of common stock equal to the number of units representing shares credited to his or her stock account; provided, however, that no fractional shares will be issued under the plan and the number of shares issued will be rounded down to the nearest full share.

      3.4     Installment Payments. A participant who elects to have his or her deferral account paid in annual installments will receive an installment payment on or before March 1 of each year that installments are due commencing with the year specified in his or her deferral agreement. Each installment payment will consist of (a) cash in the amount credited to his or her cash account on the date of payment divided by the number of annual installments remaining to be paid, and (b) subject to Section 3.5, the number of shares of common stock equal to the number of units representing shares credited to his or her stock account divided by the number of annual installments remaining to be paid; provided, however, that no fractional shares will be issued under the plan and the number of units representing shares issued will be rounded down to the nearest full share.

      3.5     Limitation on Stock Distributions. If a participant would receive any payment from his or her stock account in excess of the number of shares remaining under the plan, such participant shall receive cash in an amount equal to a number of units representing shares of common stock in his or her stock account times the closing price for such common stock as of the trading day preceding the date of distribution as is necessary to avoid exceeding such remaining number. If more than one participant is in that situation, the Administrator will determine allocations among participants.

      3.6     Beneficiaries. A participant may designate in his or her deferral agreement a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon his or her death. A participant may elect to have payments to beneficiaries paid in a lump sum or in annual installments for a period not to exceed five years. At any time, and from time to time, a participant may change or revoke his or her designation of beneficiary or form of payment without the consent of any beneficiary. Any such designation, change or revocation must be made in writing and filed with the Administrator. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Any portion of a participant’s deferral account that is not disposed of by designation of beneficiary upon the participant’s death will be paid to his or her estate.

      3.7     Payments on Death. If a participant dies before full payment of his or her deferral account, Antigenics will make payments to the participant’s designated beneficiary or beneficiaries, or to his or her estate, of the amount remaining in the deceased participant’s deferral account. Such payments will be in the form designated by the participant and will commence on the tenth business day of the calendar year following the death of the participant (or as soon thereafter as practicable) and, in the case of annual installments, will be paid on or before March 1 of each succeeding year. The Administrator may, in his or her discretion, accelerate payment of the cash account, but not the stock account, upon a participant’s death.

      3.8     Hardship Distributions from Accounts. The Administrator may, in his or her discretion, distribute a portion or all of a participant’s cash account in case of an unanticipated emergency that is caused by an event beyond the control of the participant and that would result in severe financial hardship to the individual if early withdrawal were not permitted. The Administrator will determine the date of payment of the distribution. Hardship distributions are not permitted from a participant’s stock account.

ARTICLE IV

AMENDMENT AND TERMINATION

      4.1     Amendment. Antigenics may, without the consent of any participant, beneficiary or other person, amend the plan at any time and from time to time; provided, however, that no amendment will reduce the amount credited prior to such amendment to the deferral account of any participant.

      4.2     Termination. Antigenics may terminate the plan at any time. Upon termination of the plan, payments from a participant’s deferral account shall be made in the manner and at the time prescribed in Article III; provided, however, that Antigenics may, in its discretion, distribute a participant’s deferral account in a lump sum as soon as practicable after the date the plan is terminated.

This Plan was adopted by the Board of Directors on March 28, 2003.

ANTIGENICS INC. DIRECTORS’ DEFERRED

COMPENSATION PLAN

Deferral Agreement

The undersigned, an outside director of Antigenics Inc. eligible to participate in the Antigenics Inc. Directors’ Deferred Compensation Plan (the “Plan”), hereby elects as follows with respect to any director fees hereafter earned by the undersigned, subject to the acknowledgment and agreement of the Plan’s Administrator:

Part I — Deferral Election

I elect to defer:

      __________% of all amounts that would otherwise be cash compensation payments, or

      $ __________ (but not more than 100% of such payments)

Part II — Notional Investment of Deferrals

Allocate all amounts deferred hereunder as follows [allocations must total 100%]:

Percentage allocated to the “cash account” as that term is defined in the Plan (not more than 100%):

           __________%

Percentage allocated to the “stock account” as that term is defined in the Plan (not more than 100% minus the percentage allocated to cash account):

           __________%

Part III — Distribution

All amounts deferred hereunder will be paid (or commence to be paid) in [select one]:

__________	The calendar year following the calendar year in which the undersigned ceases to serve as a director of the Company; or

      __________ Calendar year _______________ (see Section 3.1 of the Plan)

All amounts deferred hereunder will be paid either:

      __________ In a single lump sum, or

      __________ In annual installments over __________ (not more than five) years

      The undersigned acknowledges that he/she has received a copy of the Plan and that the elections made by this Form are subject in all respects to the terms of the Plan. Without limiting the foregoing, the undersigned acknowledges that amounts deferred hereunder represent an unfunded and unsecured obligation of Antigenics Inc.; that the undersigned’s right to any such deferred amounts are those of a general creditor and are nontransferable except at death; that nothing herein or in the Plan obligates Antigenics Inc. to establish a trust or otherwise to set aside any assets to satisfy its obligations hereunder; and that neither the elections set forth herein nor the beneficiary designation (if any) set forth below shall take effect unless accepted the Administrator (as that term is defined in the Plan). The undersigned hereby further acknowledges that the deferral election set forth above applies only to fees earned after the date hereof and will continue to apply for all future periods unless revoked or modified prior to the beginning of the calendar year in which such revocation or modification is to take effect.

Signature

Date:

Beneficiary Designation (Optional)

      The above participant in the Plan, revoking any and all prior beneficiary designations under the Plan, hereby designates the following person or persons as beneficiary(ies) to receive any and all amounts (whenever deferred) that are payable to the undersigned under the Plan and that remain unpaid at the death of the undersigned:

Name:

Address:

Signature

Date:
 * * * * * * * * * * * * * * *

      The foregoing Plan elections (and beneficiary designation, if any) are hereby accepted and agreed:

Administrator

Date:

APPENDIX D

FORM OF PROXY CARD

ANTIGENICS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 10, 2003

     The undersigned stockholder of Antigenics Inc. (the “Company”) hereby appoints Garo H. Armen, Ph.D., Jeff D. Clark and Claudia Wernick, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 10, 2003, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND MAIL THIS PROXY TODAY
(Continued and to be signed on reverse side.)

(REVERSE SIDE OF PROXY CARD)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
ANTIGENICS INC.
June 10, 2003

☒ Please mark your votes as in this example

WITHHELD
		FOR	from
		all nominees	all nominees
1.	Proposal to elect directors	☐	☐	Nominees:	Gamil G. de Chadarevian Margaret M. Eisen Wadih Jordan
For, except withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Proposal to amend 1999 Equity Incentive Plan	☐	☐	☐

3.	Proposal to approve Directors’ Deferred Compensation Plan	☐	☐	☐

Mark here for Address Change and Note on Left	☐

SIGNATURE	DATE:	SIGNATURE (IF HELD JOINTLY)	DATE:

Note:	Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.